28126 Peacock Ridge Drive, #210
Rancho Palos Verdes, CA 90275

EXHIBIT 99.1

November 1, 2017

BY EMAIL AND U.S. MAIL
Mr. Kristian Finstad
818 N. Doheny West
West Hollywood, California 90036
kf@fimbulcapital.com

Re:	Restitution Agreement dated as of July 31, 2017 by and among Kristian Finstad and Content Checked Holdings, Inc.

Dear Mr. Finstad:

The purpose of this letter is to give formal notice of your breach of the Restitution Agreement dated as of July 31, 2017 by and among you and Content Checked Holdings, Inc. (the “Restitution Agreement”).  Specifically, you are in breach of Section 1 of that certain promissory note dated July 31, 2017 executed by you in favor of Content Checked Holdings, Inc. (the “Company”) pursuant to Section 1(b) of the Restitution Agreement (the “Restitution Promissory Note”).  Your breach of the Restitution Promissory Note, and the Restitution Agreement under which the Restitution Promissory Note was issued, stems from your failure to pay the Company the sum of Five Hundred Thousand Dollars ($500,000) on or before October 31, 2017.

As you are aware, you and the Company entered into the Restitution Agreement in an effort to rectify one or more acts of misappropriation of Company funds committed by you while you were an officer and director of the Company. Since the date of the Restitution Agreement, you have had no contact with the Company and you have provided no information which supports any assertion that the principal amount of the Restitution Promissory Note is inaccurate or illegitimate.  Further, since the date of the Restitution Agreement, you have made no payments toward satisfaction of the Restitution Promissory Note.

Mr. Kristian Finstad
November 1, 2017

As a result of your breach of the Restitution Agreement and the Restitution Promissory Note, the Company will employ any and all legal means necessary to achieve the repayment of the misappropriated Company funds, and to obtain recompense for any and all damages incurred by the Company as a result of your acts of misappropriation of Company funds.

/s/ John W. Martin
John W. Martin